Exhibit 4.18
SIFCO TURBINE COMPONENTS LIMITED
(the “Company”)
- and -
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
(the “Bank”)
MORTGAGE AND CHARGE
Dated the 26 day of September, 2005
ARTHUR COX
Earlsfort Centre
Earlsfort Terrace
Dublin 2
ROB190v4

CONTENTS

Number		Page

1	DEFINITIONS AND INTERPRETATION	1
2	COVENANT TO PAY	5
3	THE CHARGING CLAUSE	5
4	REPRESENTATIONS AND WARRANTIES	9
5	GENERAL COVENANTS	11
6	POWER OF SALE	15
7	APPOINTMENT OF RECEIVER	15
8	APPROPRIATION	18
9	RESPONSIBILITY FOR RECEIVER	19
10	ADDITIONAL POWERS OF THE BANK	19
11	DELEGATION OF POWERS OF THE BANK	19
12	LIABILITY OF THE BANK IN POSSESSION	19
13	FURTHER DOCUMENTATION	20
14	ATTORNEY	20
15	PROTECTION FOR THIRD PARTY PURCHASERS	21
16	FURTHER PROTECTION	21
17	ADDITIONAL AND CONTINUING SECURITY	21
18	NEW ACCOUNT AND SET-OFF	22
19	VARIATION	22
20	BENEFIT OF DEED	22
21	NOTICES	23
22	FOREIGN CURRENCY	23
23	MERGER	24
24	GOVERNING LAW	24
25	GENERAL	25
26	ASSENT TO CHARGE	25
27	LAND ACT CERTIFICATE	25

SCHEDULE
The Mortgaged Property		26

THIS MORTGAGE AND CHARGE is made the 26 day of September 2005
BETWEEN
(1)	SIFCO TURBINE COMPONENTS LIMITED a company incorporated in Ireland with registered number 83443 and having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (the “Company” which expression shall include its successors and permitted assigns) of the first part; AND

(2)	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND having its principal place of business at Lower Baggot Street, Dublin 2 (hereinafter called the “Bank” which expression shall include its successors and assigns) of the other part.
WHEREAS
A.	The Company is now or may become from time to time indebted to the Bank whether as principal, surety or otherwise.

B.	It has been agreed between the Company and the Bank and it is hereby intended that these presents inter alia shall secure such sums of money as may from time to time be owing or become due by the Company whether as principal or as surety to the Bank together with interest, costs and charges on the terms hereinafter set out.
NOW THIS DEED WITNESSETH as follows:-
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Deed the following expressions shall unless the context otherwise requires have the following meanings:-

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in Dublin;

“CA” means the Companies (Amendment) Act, 1990;

“Charged Assets” means the Company’s assets described in Clause 3.1 and “the Charged Assets” means such assets of the Company;

“Companies Act” means the Companies Act, 1963;

“Default Rate” means the rate per annum determined by the Bank from time to time to be two per cent over the rate at which overnight or call deposits (or deposits for periods of such duration as the Bank may from time to time designate but having regard to the likely duration of the non-payment) in the relevant currency are offered to the Bank in the relevant inter-bank market for the currency in question at or about 11 a.m. in the relevant centre of the relevant inter-bank market on the Business Day immediately following the due date, the rate to be re-calculated on the same basis at the end of each such period until the sum in question is received by the Bank;

“Deposit” means all monies from time to time standing to the credit of the Receivables Account (as hereinafter defined) together with all entitlements to interest and other rights and benefits accruing in connection therewith;

“Disposal” means any sale, lease, transfer, assignment or other disposal by the Company of the whole or any part of, or any interest in, the Charged Assets in one or more transactions or series of transactions (whether related or not);

“Environment” includes any land (including, without limitation, soil, surface land and sub-surface strata, sea bed or river bed under any water and any natural or man made structures), any waters, (including, without limitation, coastal and inland waters, surface waters, ground waters and water in pipes, drains or other conduits) and air (including, without limitation, air within buildings and other natural or man made structures or below ground), human plant and animal life and living organisms or systems;

“Environmental Laws” means all laws in any jurisdiction (whether criminal, civil or administrative) including common law, statutes, statutory instruments, directives, regulations, bye-laws, orders, codes, judgments and other legal measures having the force of law concerning Environmental Matters or the Environment including, without limitation, in Ireland the Public Health (Ireland) Act, 1878, the Air Pollution Act, 1987, the Local Government (Water Pollution) Acts, 1977 and 1990, the Fisheries Acts, 1959 to 2003, the Dangerous Substances Acts, 1972 and 1979, the Litter Pollution Acts, 1997 to 2003, the Safety, Health and Welfare at Work Act, 1989, the Safety in Industry Act, 1980, the Factories Act, 1955, the Planning Acts, the Environmental Protection Agency Acts, 1992 and 2003, the European Communities Act, 1972 to 2003, the Waste Management Acts, 1996 to 2003 and all regulations, bye-laws, orders decisions and codes made thereunder and the European Community legislation regulating the same and all regulations, bye-laws, orders, decisions and codes made or confirmed under any of them and all amendments and re-enactments of same;

“Environmental Licences” means any permit, licence, approval, consent, registration or other authorisation required by or pursuant to any applicable Environmental Laws or relating to Environmental Matters;

“Environmental Matters” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the Environment, human health or safety (including health and safety of employees), health and safety of animal and plant life, sanitation and any matters relating to actual or threatened emissions, discharges, disseminations, releases or hazardous materials into the Environment or otherwise arising out of, or relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials;

“Examiner” means an examiner appointed under Section 2 of the CA;

“Floating Charge” means the floating charge described in Clause 3.1(j);

“Indebtedness” means all moneys, obligations and liabilities whatsoever whether principal, interest or otherwise which now are, or at any time hereafter may become, due owing and payable to the Bank or any of them by the Company either alone or jointly with any person or company on any account, whether current or otherwise in whatever currency denominated, including without limitation, the amount of any loan credits or advances made to, or for the accommodation of or at the request of, the Company, all liabilities of the Company in connection with interest rate hedging agreements and all its other liabilities whatsoever to the Bank or any of them, whether actual or contingent, whether as principal debtor, guarantor or surety or otherwise;

“Insurances” means all contracts and policies of insurance and re-insurance in connection with the Charged Assets of any kind taken out or, as the context requires, to be taken out and maintained by or on behalf of the Company or in which the Company has an interest;

“Insurance Proceeds” means all proceeds of Insurances payable to or received by the Company in connection with the Charged Assets (whether by way of claims, return premiums, ex gratia payments or otherwise) but excluding, for the avoidance of doubt, liability of the Company for third party claims to the extent that those proceeds are applied directly to discharge a liability of the Company to a third party;

“Lease” means any lease, licence or contract or agreement to lease, licence or let or any contract of occupation entered into in relation to the Mortgaged Property;

“Licences” means each and every licence permit or authority as renewed, amended, varied, extended, or supplemented from time to time now or hereafter held and/or required in relation to the Mortgaged Property or any part thereof;

“Mortgaged Property” means the property described in the Schedule hereto and all rights, liberties, powers, easements, quasi easements and appurtenances (in each case of whatever nature) attached or appurtenant thereto and all buildings, erections, fixtures, fittings (including trade fixtures and fittings) and fixed plant and machinery from time to time therein or thereon;

“Planning Acts” means all laws in any jurisdiction (whether criminal, civil or administrative) including common law, statute, statutory instruments, directives, regulations, bye-laws, orders, codes, judgments and other legal measures having the force of law concerning planning matters including, without limitation, in Ireland the Planning and Development Acts 2000 to 2004, the Building Control Act, 1990 and any regulations issued pursuant thereto and any extant order or regulation made or confirmed under any of them and all amendments and re-enactments of same;

“Receivables” means all sale proceeds, rent, premiums and other income from time to time receivable by the Company pursuant to or in connection with the Mortgaged Property or the sale or letting of any part thereof;

“Receivables Account” means such account as the Bank may nominate from time to time into which the Receivables are to be paid;

“Receiver” shall mean any one or more receivers, administrative receivers and/or managers appointed in respect of the Company (whether appointed pursuant to this Deed, pursuant to any statute, by a court or otherwise);

“Related Company” means a company which is related within the meaning of Section 4(5) of the CA;

“Secured Obligations” means all moneys, obligations and liabilities herein covenanted to be paid or discharged by the Company;

“Security Interest” includes, without limitation, any mortgage, trust, pledge, charge, lien, hypothecation, encumbrance or other security interest that secures the payment of money or the performance of an obligation, or any other interest or arrangement of any kind that gives a creditor priority over other creditors in relation to any property;

“Subsidiary” in relation to any person shall have the meaning ascribed to the term “subsidiary undertaking” as defined in Regulation 4(1) of the European Communities (Companies Group Accounts) Regulations, 1992;

“the Act” means the Conveyancing Act, 1881; and

“this Deed” means this Mortgage and Charge.

1.2	Except to the extent that the context requires otherwise, any reference in this Deed to:-

a “party” hereto includes a reference to its successors and permitted assigns;

Schedules, Clauses, subclauses and paragraphs shall be construed as references to Schedules to, and Clauses, subclauses and paragraphs of, this Deed and where a subclause is referred to in a Clause it shall be construed as a reference to a subclause of that Clause;

a document, deed or agreement shall include such document, deed or agreement as the same may be varied, replaced, substituted or amended from time to time;

any statute shall include any order made or regulation issued thereunder, any statutory modification or re-enactment thereof from time to time in force, and unless otherwise stated any reference to a statute shall be a reference to a statute of Ireland;

the singular shall include the plural and vice versa; and

words importing the neuter shall include the masculine and the feminine and vice versa.

1.3	Headings shall be ignored in construing this Deed.

2.	COVENANT TO PAY
2.1	For good and valuable consideration the Company hereby unconditionally and irrevocably covenants, to pay or discharge on demand to the Bank the Indebtedness and all costs, charges, expenses and other sums (banking, legal or otherwise) on a full indemnity basis howsoever incurred or to be incurred by the Bank and/or by or through any Receiver, attorney, delegate, sub-delegate, substitute or agent of the Bank (including, without limitation, the remuneration of any of them) for any of the purposes referred to in this Deed or in relation to the enforcement of this security or any other security held by the Bank as security for the Indebtedness or in connection therewith together with interest to the date of payment (before as well as after any demand made or judgment obtained hereunder) at such rates and upon such terms as may from time to time be agreed and in the absence of agreement at the Default Rate.

2.2	All sums payable by the Company under this Deed shall be paid without any set-off counterclaim withholding or deduction whatsoever unless required by law in which event the Company will simultaneously with making the relevant payment under this Deed pay to the Bank such additional amount as will result in the receipt by the Bank of the full amount which would otherwise have been receivable and will supply the Bank promptly with evidence satisfactory to the Bank that the Company has accounted to the relevant authority for the sum withheld or deducted.

2.3	A certificate signed by a duly authorised officer of the Bank setting forth the amount of any sum due hereunder shall, in the absence of manifest error, be conclusive evidence against the Company. The Bank shall provide the Company with a copy of its calculations in support of such certificate.

2.4	The Secured Obligations shall immediately become due and payable on demand by the Bank following the occurrence of an event pursuant to any agreement between the Bank and the Company which entitles the Bank to call for repayment in full by the Company of all sums due by the Company to the Bank (an “Enforcement Event”) and the Company shall pay or repay all actual liabilities .
3.	THE CHARGING CLAUSE
3.1	As continuing security for the payment and discharge of the Secured Obligations and as legal and beneficial owner and registered owner or as the person entitled to be registered as owner, as the case may be, the Company hereby:-
(a)	GRANTS, CONVEYS, TRANSFERS AND DEMISES unto the Bank ALL THAT AND THOSE the Mortgaged Property other than the parts thereof title to which is registered or registerable in the Land Registry pursuant to the provisions of the Registration of Title Act, 1964 and all chattels both present and future, including its interest in all buildings, fixtures (including, without limitation, trade fixtures) and its fixed plant and machinery from time to time thereon TO HOLD the same as to so much thereof as is of freehold tenure unto the Bank in fee simple and as to so much thereof as is of leasehold tenure unto the Bank for the residue of the respective terms of years for which the Company from time to time holds the same less the last three days of each such term, subject to the proviso for redemption contained in Clause 3.6 PROVIDED that the Company hereby declares that it shall henceforth stand possessed of such of the said property as is of leasehold tenure for the last three days or respective last days of the term or terms of years for which the same is held by it, and for any further or other interest which it now has or may hereafter acquire or become entitled to in the same or any part thereof by virtue of any Act or Acts of Parliament or otherwise howsoever, in trust for the Bank and to be conveyed assigned or otherwise dealt with whether to the Bank or its nominee or otherwise as the Bank shall direct but subject to the same equity of redemption as may for the time being be subsisting in the said property, and the Company further agrees that (subject as aforesaid) the Bank shall be entitled to the custody of all the title deeds of the said property, and the Company hereby further authorises the Bank as mortgagee during the continuance of this security to remove it or any other person from being a trustee in respect of the trust hereinbefore declared and to appoint the Bank or any other person or persons to be a trustee or trustees in respect of the said property, and whereupon to make a declaration vesting all and any of its estate and interest in the said property in such new trustee or trustees, and so (but without prejudice to the generality of the foregoing) that any such trustee or trustees, may be any Receiver or Receivers of the said property appointed by the Bank under the powers herein contained PROVIDED FURTHER that the Company doth hereby irrevocably appoint the Secretary for the time being of the Bank to be its attorney, in its name and on its behalf, and as its act and deed to sign seal and deliver and otherwise perfect every or any Deed of Conveyance of the leasehold reversion which may be desired by the Bank, in order to vest in the Bank or in any person or persons in trust as agent for the Bank, subject as aforesaid, or in any purchaser of the said property or any part thereof, the said leasehold reversion and any further or other interest which the Company now has or may hereafter acquire or become entitled to in the said leasehold premises or any part thereof by virtue of any Act or Acts of Parliament or otherwise howsoever;
(b)	CHARGES unto the Bank ALL THAT AND THOSE parts of the Mortgaged Property registered or registerable under the Registration of Title Act, 1964 both present and future together with all buildings, fixtures and fixed plant and machinery from time to time thereon with the payment, performance and discharge of the Secured Obligations;

(c)	MORTGAGES AND ASSIGNS unto the Bank all its present and future plant, machinery, vehicles, fixtures, implements, utensils and equipment from time to time used in connection with or forming part of the Mortgaged Property together with all replacements thereof, additions, improvements and accessories thereto to the proviso for redemption contained in Clause 3.6;

(d)	CHARGES AND ASSIGNS unto the Bank all its present and future benefits, rights, title and interest in and to in any deeds of easements, the Leases and the Licences and all rights of recovery and compensation which may be receivable by it on account of the non-renewal of any Licence;

(e)	CHARGES AND ASSIGNS unto the Bank all its present and future benefits, rights, title and interest in the Insurances maintained or effected now or hereafter by it and all Insurance Proceeds;

(f)	CHARGES AND ASSIGNS unto the Bank the Receivables and the full benefit of all rights and remedies relating thereto, including all negotiable and non-negotiable instruments, guarantees, indemnities and rights of tracing;

(g)	CHARGES AND ASSIGNS unto the Bank all its present and future benefits, rights, title and interest in any contract for sale entered into in respect of any Disposal;

(h)	CHARGES AND ASSIGNS unto the Bank all of its present and future benefits, rights, title and interest in the Receivables Account, the Deposit and the debt represented thereby;

(i)	by way of fixed charge CHARGES AND ASSIGNS unto Bank the following covenants, agreements and rights:-
(i)	any covenant agreement or undertaking in relation to the construction and maintenance of roads, pavements and utilities for services abutting and serving the Mortgaged Property or charges, levies or such like in respect of the same or the taking in charge thereof by the local authority and any indemnity in respect of the matters aforesaid;

(ii)	any right, benefit or agreement made between it and the local authority pursuant to which it has been or may be granted rights of access or rights of way;

(iii)	any covenant, agreement, guarantee or indemnity in respect of the construction and maintenance of the buildings now erected or in the course of erection or hereafter to be erected on the Mortgaged Property, the benefit of which is vested in it; and

(iv)	all of its rights to be paid or receive compensation under any statute by reason of any compulsory acquisition or other exercise of compulsory powers in relation to the Mortgaged Property or any refusal, grant subject to conditions, withdrawal or modification of planning permission or approval relative thereto or any control or limitation imposed upon or affecting the use of the Mortgaged Property and so that the production of these presents to the person liable to pay such compensation shall be sufficient authority to it or him to pay such moneys to the Bank; and
(j)	by way of first floating charge CHARGES unto the Bank its property assets and rights referred to in Subclauses 3.1(a) to (i) if and insofar as such charges or any part or parts of the same shall be for any reason ineffective as specific or fixed charges.
3.2	The security referred to in Subclauses 3.1(a) to (i) shall be first ranking fixed charges and/or security assignments.

3.3	The Company hereby covenants with the Bank that, during the continuance of the security created by or pursuant to this Deed, it shall not without the prior consent in writing of the Bank:-
(a)	create or permit to exist any mortgage, debenture, charge, pledge, lien (save liens arising by operation of law) or other interest (whether express or arising by operation of law) on or affecting its Charged Assets or any part thereof; or

(b)	make, or agree to make, a Disposal otherwise than in accordance with Clause 5.1(c).
3.4	The Bank may, at any time by notice to the Company (and whether or not it makes demand under Clause 2.1), convert the Floating Charge into a specific charge as regards any assets specified in the notice which the Bank shall consider to be in danger of being seized or sold under any form of distress, execution or sequestration or other process levied or threatened or to be otherwise in jeopardy and may appoint a Receiver thereof.

3.5	In addition and without prejudice to any other event resulting in a crystallisation of the Floating Charge, the Floating Charge shall automatically be converted into a fixed charge over:-
(a)	all property, assets or undertaking subject to the Floating Charge, if and when:-
(i)	the Company ceases to carry on business;

(ii)	the Company agrees to sell or otherwise dispose of all or a substantial part of its business or assets;

(iii)	the holder of any other security interest whether ranking in priority to or pari passu with or after the Floating Charge shall appoint a Receiver, or a petition is presented for the appointment of an Examiner to or the protection of the court is sought by the Company or a Related Company;

(iv)	any floating charge granted by the Company to any person shall crystallise for any reason whatsoever; or

(v)	any asset of the Company is, in the opinion of the Bank in danger of being seized or is seized by or on behalf of any creditor of the Company; and
(b)	any of the Charged Assets which shall become subject to a security interest in favour of any person other than the Bank without the prior written consent of the Bank or which are the subject of a sale, transfer or other disposition, in either case, contrary to the covenants contained in this Deed, immediately prior to such security interest arising or such sale, transfer or other disposition being made.
3.6	Upon payment of all principal moneys all premiums (if any) all interest and other sums payable to the Bank in accordance with the terms of this Deed and upon the payment of all costs charges and expenses incurred by the Bank or any Receiver in relation to this Deed, the Bank will at any time thereafter at the request and cost of the Company execute and do all such deeds, acts and things that may be necessary to surrender or release the charges hereby created and surrender or reconvey or reassign to the Company or its assigns the Charged Assets.
4.	REPRESENTATIONS AND WARRANTIES
4.1	The Company hereby represents and warrants to the Bank that:-
(a)	it is a company duly incorporated and validly existing under the laws of Ireland and has the power and authority to own its assets and to carry on its business as it is now being conducted;

(b)	it has power to enter into this Deed and has taken all necessary corporate and other action to authorise the execution, delivery and performance hereof;

(c)	the execution and delivery of this Deed and compliance by it with the covenants and other obligations on its part contained in this Deed does not, and will not, violate in any respect any applicable provision of any law or regulation to which it is subject or of its Memorandum or Articles of Association or any other constitutional document or of any mortgage, charge, agreement or other instrument to which it is a party or which may be binding on it or any of its assets and will not result in the creation or imposition of, or any obligation to create or impose, any mortgage, charge or other form of security on any of its assets or revenues;

(d)	all consents, approvals, authorisations, exemptions or licences, of any legislative body, governmental or other regulatory authority, bureau or agency required for or in connection with the execution, delivery, performance and enforceability of this Deed or for or in connection with the carrying on of its business have been duly obtained and are in full force and effect and any condition contained therein or otherwise applicable thereto has been complied with or fulfilled in all material respects;

(e)	no action, suit, proceeding, arbitration, litigation or dispute against it is currently taking place or pending or, to its knowledge, threatened nor is there subsisting any judgment or award given against it before any court, board or arbitration or other body which, in either case, could or might adversely affect its ability to perform its obligations under this Deed and the acts and things hereby contemplated;

(f)	no encumbrance exists over all or any of its present or future revenues or assets and no guarantee, indemnity or other contingent liability is held by or owing to a third party from or by it other than counter indemnities provided to Allied Irish Banks, plc totalling approximately €200,000 and contingent liabilities disclosed in the Company’s annual accounts in respect of grants received from Enterprise Ireland;

(g)	no encumbrance exists over all or any of its present or future revenues or assets in favour of either Allied Irish Banks, p.l.c. or Enterprise Ireland and/or The Industrial Development Authority;

(h)	it has not taken any corporate action nor have any other steps been taken or legal proceedings been served or to the best of its knowledge threatened against it for its winding up, dissolution or reorganisation of the appointment of a receiver, an examiner, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

(i)	it is not aware of any facts or circumstances that have not been disclosed to the Bank and which might, if disclosed, adversely affect the decision of a prudent person considering whether or not to provide financial facilities to it;

(j)	it is not in default under any agreement by which it is bound and no event of default (or event which, with the giving of notice and/or lapse of time or fulfilment of other conditions might constitute an event of default) has occurred and is continuing nor will such a default or event of default result from the entry by it into or the exercise by it of its rights, or the performance by it of any of its obligations, under this Deed; and

(k)	all Environmental Licences required by it for its business have been obtained and are in full force and effect and it has made all appropriate filings for issuance or renewal of such Environmental Licences, it is not in breach of any Environmental Licences or any conditions of same and no works or other investment are or will be necessary to secure compliance with, or to maintain or obtain, any Environmental Licences and there are no facts or circumstances indicating that any Environmental Licences would or might lapse or be revoked, suspended, cancelled, varied or not renewed and no action, claim or proceeding is pending or threatened in relation to any Environmental Licences or Environmental Laws.

4.2	The representations and warranties contained in Clause 4.1 shall survive the execution of this Deed and be deemed to be repeated on each date on which all or any part of the Indebtedness remains outstanding by reference to facts and circumstances then pertaining.
5.	GENERAL COVENANTS
5.1	The Company hereby irrevocably covenants and undertakes with the Bank that, during the continuance of this security, it:-
(a)	shall keep all the Mortgaged Property and all buildings, fixtures, plant and machinery now or for the time being comprised in this security in good and substantial repair and condition and, in the case of the plant and machinery, in good working order fair wear and tear excepted (unless in each case the same is not required for the operation and proper conduct of its business and is not of material value);

(b)	shall carry on and conduct its affairs in connection with the Charged Assets in a proper and efficient manner and in compliance with all directives, regulations, orders, codes, rules or guidelines of the European Community which relate to their respective businesses and shall not, save with the prior written consent of the Bank, make any substantial alteration in the nature of such affairs;

(c)	shall not transfer or otherwise dispose of or deal with the whole or any part of the Charged Assets;

(d)	shall:-
(i)	with such insurers and such insurance brokers as the Bank may approve keep such of the Charged Assets as are insurable insured in such a manner and to such extent as the Bank may require; and

(ii)	keep the Mortgaged Property insured in the joint names of the Bank and the Company in a manner consistent with prudent business practice and which the Bank may require against loss or damage by fire, civil commotion, explosion, aircraft, flood, storm, tempest, lightning, burst pipes, electrical faults and such other risks as the Bank shall, from time to time, consider necessary to the full reinstatement value thereof (together with additional amounts estimated as sufficient to cover architect’s and surveyor’s fees, loss of rent and the costs of demolition, site clearance and shoring up) or as the Bank may decide with such insurance office or underwriters as may, from time to time, be approved by the Bank in writing, and the Company shall maintain such other insurances as are normally maintained by prudent companies carrying on similar businesses;

(e)	shall punctually pay all premiums and other monies necessary for keeping the insurances referred to in Subclause 5.1(d) in force and, on demand, lodge true copies or originals of the policies and receipts for such payments with the Bank and upon default of the same the Bank may (but shall not be obliged to) take out or renew such insurances in such sum(s) as the Bank may think expedient and all monies expended by the Bank under this Clause 5.1(e) shall be deemed to be properly paid by the Bank;

(f)	shall apply all monies which may, at any time, be received or receivable under any Insurances (whether effected by the Company or the Bank and whether or not effected in pursuance of the covenants in this clause) towards the discharge of the monies hereby secured unless the Bank shall otherwise agree in writing;

(g)	shall carry on its business in compliance in all material respects with Environmental Laws including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws or in any notices served on it pursuant to such Environmental Laws;

(h)	shall duly and punctually pay, and shall indemnify the Bank and any Receiver against payment of, all rates, rents, taxes, and other outgoings or sums payable out of or in respect of the properties referred to in Clause 3.1;

(i)	shall procure that any lessee, licensee or tenant under any Lease shall obtain all necessary sanctions licences or permits that may be required for the purpose of carrying on its business in the Mortgaged Property and that it shall at all times conform to and observe the provisions of such sanctions licences and permits and of all statutes bye-laws and regulations applicable to its business;

(j)	shall if called upon to do so by the Bank, execute a legal assignment of the Receivables and the book debts to the Bank in such form as the Bank may require and give all notices, orders and directions and effect all such registrations as the Bank may require;

(k)	shall not, without the prior written consent of the Bank, release, exchange, compound, set-off, grant time or indulgence in respect of, or permit or agree to any variation of the rights attaching to the Receivables and the other debt hereby charged or any of them;

(l)	shall, at its own expense, institute continue or defend all such proceedings in connection with the Receivables and the other debts hereby charged as the Bank may require;

(m)	shall promptly inform the Bank of any event as soon as it becomes aware of same, or of the receipt or issue of any notice (including, without limitation, any notice issued under Section 1002 of the Taxes Consolidation Act, 1997), which may affect its title to the Mortgaged Property or any fixtures thereon or the fulfilment by it of any of its covenants or obligations hereunder, or which may affect its ability to carry on its business or the security created by this Deed;

(n)	shall allow the Bank or their agents with or without surveyors, workmen and others at all reasonable times following reasonable notice to the Company to enter or inspect all or any of the Mortgaged Property and any plant, machinery and other effects used for the purposes of, or in connection with, Mortgaged Property, to view the state of repairs thereof and to carry out, at its expense, any repairs thereto which the Bank considers necessary without thereby becoming liable as a mortgagee in possession, and all monies expended by the Bank under this Clause 5.1(o) shall be deemed to be properly paid by the Bank;

(o)	shall comply with all tenant’s covenants contained in any lease under which the whole or any part of the Mortgaged Property is held and with any landlord’s covenants under any lease, underlease, tenancy or Lease to any part of the Mortgaged Property is now or may become subject where failure to so comply would in the opinion of the Bank have an adverse effect on the security hereby created;

(p)	shall enforce the due observance and performance of obligations under the Licences and any other lease, underlease, tenancy, Lease, licence or agreement to which the whole or any part of any of the Charged Assets is or may become subject and shall not, waive, release or vary any of the terms of the Licences and any other lease, underlease, tenancy, Lease, licence or agreement nor exercise any power to determine or extend the same without the prior consent in writing of the Bank, nor grant any consents or licences as landlord under the Licences and any other lease, underlease, tenancy, Lease, licence or agreement;

(q)	shall, in relation to the Mortgaged Property and its use or enjoyment, obtain all licences and/or approvals required under any and shall comply with all present or future statute, regulation, order or instrument or under any bye-law, regulation or requirement of any competent authority or planning permissions or other approvals, licences or consents, and produce to the Bank, immediately upon receipt, every notice, order or proposal given or made by any competent authority and either comply with the same or make such objections and representations against the same as the Bank or any of them may reasonably require or approve;

(r)	shall not sever or permit to be severed, save as hereinafter authorised or permitted, from the Mortgaged Property any fixtures and/or fittings now or subsequently affixed to, or placed upon, the Mortgaged Property except for the purpose of replacing them with others of equal or greater value and any such replacements shall be subject to the security created by this Deed;

(s)	shall not, without the prior consent in writing of the Bank, exercise any of the powers of leasing or agreeing to lease vested in, or conferred on, mortgagors by common law or by statute or create or suffer to be created a tenancy of any description of the whole or any part of the Mortgaged Property or confer upon any person any contractual licence, right or interest to occupy the whole or any part of the said property or accept or agree to accept a surrender of any lease, underlease, tenancy, licence or agreement;

(t)	shall obtain all necessary sanctions licenses or permits that may be required for the purpose of carrying on the business carried on by the Company in connection with the Charged Assets and it shall at all times conform to and observe the provisions of such sanctions licences and permits and of all statutes bye-laws and regulations applicable to such business;

(u)	shall ensure that it keeps in full force and effect and so often as is necessary promptly renew the Licences and apply for and obtain any extension to or renewal or replacement of the Licences necessary or desirable in connection with the Mortgaged Property;

(v)	shall pay all stamp duty registration fees and other outlay together with the Bank’s legal fees in connection with this security;

(w)	shall not after the date hereof without the prior written consent of the Bank lend monies to or enter into any guarantee for monies borrowed by or the indebtedness of any person and shall not permit the issue of any guarantee or indemnity by a third party on its behalf in respect of which there is recourse to it;

(x)	shall not carry out any development within the meaning of the Planning Acts in or upon the Mortgaged Property hereby charged without first obtaining such permission as may be required under or by virtue of the Planning Acts;

(y)	shall give five business days’ notice to the Bank of its intention, and promptly notify the Bank of any intention on the part of any person of which it becomes aware, to present a petition or analogous proceedings or actions for the appointment of an Examiner, liquidator or any similar officer to, or over the whole or any part of its assets or those of a Related Company;

(z)	shall deposit with the Bank (unless the Bank shall otherwise agree) and permit the Bank to retain the following:-
(i)	all deeds, instruments, agreements and documents of title relating to the Mortgaged Property from time to time belonging to it (and the insurance policies relating thereto); and

(ii)	all such other documents relating to its Charged Assets as the Bank may from time to time reasonably require; and

(aa)	shall procure that all monies over which security is created by this Deed or arising from or in connection with the Disposal.
5.2	In the case of default by the Company in the performance of any of the foregoing covenants, the Bank may (but shall not be obliged to) do whatever may be necessary to make good such default, and all sums expended by the Bank in that behalf shall be added to the monies hereby secured and bear interest at the Default Rate, and for the aforesaid purpose the Company permits the Bank to enter upon any or all of the aforesaid properties to effect such repairs as the Bank may consider necessary without thereby becoming liable as a mortgagee in possession, and the Bank may effect insurances in such amounts and against such risks as the Bank shall decide irrespective of whether the Company is in default in the manner described in Clause 5.1(e).
6.	POWER OF SALE
6.1	At any time after the Secured Obligations shall have become due and payable, the Bank may forthwith without any further demand on or notice to the Company exercise the statutory power of sale conferred on mortgagees by the Act free from the restrictions imposed by Section 20 thereof and Section 17 of the Act shall not apply to the mortgages and charges hereby created.

6.2	Immediately upon the Bank making demand upon the Company for payment and discharge of the Secured Obligations or any part thereof or immediately upon the Secured Obligations becoming otherwise due and payable in accordance with the provisions hereof the Secured Obligations shall be deemed to have become due within the meaning of Section 19 of the Act and this security shall immediately become enforceable and the power of sale and other powers conferred by the said Sections as varied or extended by this Deed and all other powers conferred upon the Bank by this Deed shall be immediately exercisable.
7.	APPOINTMENT OF RECEIVER
7.1	The Bank may, at any time after the power of sale may become exercisable (whether or not the Bank have entered into or taken possession of the Charged Assets or if the Bank is requested by a resolution of the board of directors of the Company) appoint, by writing under the hand of any manager of the Bank, any person or persons (including an official of the Bank) to be a Receiver of the Charged Assets or any part or parts thereof (and, in the case of the latter, the powers herein conferred on a Receiver shall have the effect as though every reference to the Charged Assets were a reference to the relevant part or parts of such assets) upon such terms as to remuneration (and the restrictions in Section 24(6) of the Act shall not apply) and otherwise as the Bank may, from time to time, think fit and may similarly remove any Receiver and appoint another in his stead, and any Receiver so appointed shall be the agent of the Company for all purposes, and the Company shall be solely responsible for his contracts, engagements, acts, defaults, omissions and losses and for liabilities incurred by him, for his misconduct and for his remuneration, and any such Receiver shall have the power, either in his own name or in the name of the Company (in the case of joint Receivers such powers being exercised jointly or severally):-

(a)	to enter upon, take possession of, collect and get in, the Charged Assets or any part thereof;

(b)	to carry on, manage or concur in carrying on or managing the business or any part thereof of the Company which relates to or is connected with the Charged Assets as he may think fit including (without limitation) power to perform, repudiate, rescind or vary any other contract or agreement to which the Company is a party;

(c)	for the purpose of exercising any of the powers, authorities and discretions conferred on him by or pursuant to this Deed and/or defraying any costs, charges, losses or expenses (including his remuneration) which shall be incurred by him in the exercise thereof or for any other purpose, to make advances or to raise or borrow money either unsecured or secured on the Charged Assets or any part thereof in priority to, pari passu with, or subsequent to, the security hereby constituted or otherwise and at such rate or rates of interest and generally on such terms and conditions as the Receiver may think fit;

(d)	to sell or exchange, or concur in selling, or exchanging, the Charged Assets or any part thereof and to grant, or concur in granting or enter into any leases, tenancies, licences, options and rights of user for any term (without the need to observe any of the provisions of Section 18 of the Act) and to grant, or concur in granting, renewals and surrenders or accept, or concur in accepting, surrenders of any leases or tenancies at or for such considerations, rents and premiums and upon such terms and conditions (including provisions for the review of rent and the granting of long leases at a premium with or without a rent reserved) as the Receiver shall, in his absolute discretion, think fit and, without prejudice to the generality of the foregoing, he may do any of the aforementioned things for a consideration consisting of cash, debentures or other obligations, shares, stock or other valuable consideration, and any such consideration may be payable in a lump sum or by instalments spread over such period as he may think fit, and to carry into effect and complete any such transaction by executing any deeds or documents as may be necessary or appropriate in the name of, or on behalf of the Company. Sales of property may be by public auction, tender or private treaty with or without advertisement and in such lot or lots as the Receiver may, in his absolute discretion, think fit. Fixtures and/or plant and machinery may be severed and sold separately from the property containing them without the consent of the Company;

(e)	to promote the formation of a subsidiary company and/or companies of the Company with a view to such subsidiary company and/or companies purchasing, leasing, licensing or otherwise acquiring interests in all or any of the assets of the Company;

(f)	to make allowances to and re-arrangements with any lessees, tenants or other persons from whom any rents or profits may be receivable (including the granting of any licences and reviewing rent in accordance with the terms of, and varying the provisions of, any leases affecting the Charged Assets);

(g)	to make and effect all such repairs, structural and other alterations, improvements, additions and developments in or to the Charged Assets or any part thereof as he may consider fit, and to purchase or otherwise acquire any materials, articles or things and do anything else in connection with the said assets which the Receiver may think desirable for the purpose of making productive or increasing the letting or market value of the said assets or protecting the security constituted by this Deed and to develop or improve any property and in particular if any property is in the course of development or improvement to carry out and complete any such development or improvement and for that purpose a Receiver may (but shall not be bound to) adopt and enforce or repudiate, rescind or vary any contract already made by the Company in connection therewith and may acquire any right, easement or privilege for the benefit of any of the properties and apply for planning permissions and any other necessary statutory or other consents (or appeal against refusal thereof) in any case aforesaid as may seem to him to be necessary or desirable on such terms as he shall consider fit;

(h)	to arrange for or provide all the services (including, without prejudice to the generality of the foregoing, the lighting, heating and cleaning) which may be deemed proper for the efficient use or management of the Charged Assets;

(i)	to reconstruct, alter, improve, decorate, furnish, complete and maintain the whole or any part of the buildings hereby charged;

(j)	to effect such insurances as he shall, in his absolute discretion, think fit;

(k)	to redeem any prior encumbrance and to settle and prove the accounts of the encumbrancer, and accounts so settled and proved shall be conclusive and binding on the Company and the money so paid shall be a receivership expense;

(l)	to exercise, or permit the Company or any nominees of the Company to exercise, any powers or rights under the Assigned Contracts or any of them or under the Occupational Lease or incidental to the ownership of the Charged Assets or any part thereof in such manner as he may think fit and in particular (as regards shares, stock and the Securities) any voting rights conferred by the same and (as regards the Securities) any rights of enforcing the same by foreclosure, sale or otherwise, and to call up all or any portion of the uncalled capital of the Company;

(m)	to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is, or claims to be, a creditor of the Company or which relate in any way to the Charged Assets or any part thereof;

(n)	to bring, prosecute, enforce, defend and abandon all such actions, suits and proceedings in relation to the Charged Assets or any part thereof as may seem to him to be expedient;

(o)	to appoint, hire and employ and to remunerate agents, servants, attendants, workmen and others on such terms and generally in such manner as he shall think fit, either in connection with any exercise by him of any of the foregoing powers or otherwise for any purpose connected with the Charged Assets or any part thereof and to discharge any person so appointed, hired or employed;

(p)	to take recover collect and get in all or any part of the book debts and other debts hereby charged and for that purpose to give such notice to the Company’s debtors as may be required or to sue take any proceedings in the name of the Company or otherwise as may seem expedient and to sell assign or otherwise deal with all or any part of the book debts and other debts hereby charged in such manner and generally on such terms and conditions (and whether for a lump sum or for a consideration payable in instalments and whether for cash or for a consideration other than cash) as may seem to him to be expedient;

(q)	to do all such other acts and things as he may consider necessary or desirable for the realisation of any of the Charged Assets or any part thereof or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of these presents, and to exercise and do, in relation to the Charged Assets or any part thereof, all such powers, authorities and things as he would be capable of exercising if he were the absolute beneficial owner of the same.
8.	APPROPRIATION
8.1	All monies received by the Bank in the exercise of its powers under this Deed or by any Receiver shall, subject to the repayment of any claims having priority to these presents and, save insofar as otherwise directed by the Bank, be applied in the following order:-
(a)	in payment of all proper costs, charges and expenses of, and incidental to the appointment of, the Receiver and the exercise of all or any of his powers including his remuneration and all outgoings properly paid by the Receiver and liabilities incurred by him as a result of such exercise;

(b)	in or towards payment to the Bank of the Secured Obligations;

(c)	the surplus (if any) shall be paid to the Company or such other person or entity as may be entitled thereto.

9.	RESPONSIBILITY FOR RECEIVER
9.1	The Bank shall not incur any liability in respect of any contracts, engagements, acts, omissions, defaults or losses of the Receiver or for liabilities incurred by him or for any misconduct by him or for his remuneration (either to the Company or to any other person whatsoever) by reason of its making his appointment as such Receiver or of its having made or given any regulation or direction to such Receiver or for any other reason whatsoever except where same relate to the gross negligence, wilful default or fraud on the part of the Receiver.

9.2	The Bank may, from time to time, fix the remuneration of any Receiver and direct payment of such remuneration out of monies accruing to him in the exercise of his powers as such Receiver but the Company alone shall be liable for the payment of such remuneration.
10.	ADDITIONAL POWERS OF THE BANK
10.1	All or any of the powers, authorities and discretions which are conferred by this Deed, either expressly or impliedly, upon a Receiver of the Charged Assets, may be exercised by the Bank in relation to the whole of such assets or any part thereof without first appointing a Receiver of such assets or any part thereof or notwithstanding the appointment of a Receiver of such assets or any part thereof.

10.2	The powers conferred by this Deed in relation to the Charged Assets or any part thereof on the Bank or on any Receiver of such assets or any part thereof shall be in addition to, and not in substitution for, the powers conferred on mortgagees or Receivers under the Act, and where there is any ambiguity or conflict between the powers contained in the Act and those conferred by this Deed as aforesaid then the terms of this Deed shall prevail.
11.	DELEGATION OF POWERS OF THE BANK

The Bank may, at any time and from time to time, delegate by power of attorney or in any other manner (including, without limitation, under the hand of any officer of the Bank) to any person or persons or company or fluctuating body of persons all or any of the powers, authorities and discretions which are, for the time being, exercisable by the Bank under this Deed or under the Act in relation to the Charged Assets or any part thereof, and any such delegation may be made upon such terms and conditions (including power to sub-delegate) and subject to such regulations as the Bank may think fit, and the Bank shall not be in any way liable or responsible to the Company for any loss or damage arising from any act, default, omission, or misconduct on the part of any such delegate (or sub-delegate).
12.	LIABILITY OF THE BANK IN POSSESSION
12.1	If the Bank or any Receiver appointed by the Bank or any such delegate (or sub-delegate) as aforesaid shall enter into possession of the Charged Assets or any part thereof, the Bank may, from time to time at pleasure, go out of such possession.

12.2	The Bank shall not, in any circumstances either by reason of any entry by it into, or taking by of possession of, the Charged Assets or any part thereof or for any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever, be liable to account to the Company for anything except the its own actual receipts or be liable to the Company for any loss or damage arising from any realisation by the Bank of the Charged Assets or any part thereof or from any act, default or omission of the Bank in relation to the Charged Assets or any part thereof or from any exercise or non-exercise by the Bank of any power, authority or discretion conferred upon it in relation to the Charged Assets or any part thereof by or pursuant to this Deed or by the Act except where such loss, damage or liability is related to the gross negligence, wilful default or fraud on the part of the Bank or the Receiver.

12.3	All the provisions of Clause 12.2 shall apply in respect of the liability of any Receiver of the Charged Assets or any part thereof and in respect of the liability of any such delegate (or sub-delegate) as aforesaid in all respects as though every reference in Clause 12.2 to the Bank were instead a reference to such Receiver or (as the case may be) to such delegate (or sub-delegate).

12.4	The Company shall indemnify the Bank and every Receiver against all actions, claims, demands, losses, expenses or liabilities of whatever nature now or hereafter incurred by it or by any officer, agent or employee for whose liability act or omission it may be answerable for anything done or omitted in the exercise or purported exercise of the powers herein contained or occasioned by any breach by the Company of any of its covenants or other obligations to the Bank except where same relate to the gross negligence, wilful default or fraud on the part of the Bank or a Receiver.
13.	FURTHER DOCUMENTATION

The Company shall at any time execute and do all such assurances, acts and things as the Bank may require for perfecting or protecting the security created by this Deed over the Charged Assets both present and future or any part thereof or for facilitating the realisation of such assets and the exercise of all powers, authorities and discretions vested in the Bank or in any Receiver of the Charged Assets or any part thereof or in any such delegate (or sub-delegate) as aforesaid and shall, in particular, execute all mortgages, charges, transfers, conveyances, assignments and assurances of the Charged Assets whether to the Bank or to its nominee(s) and give all notices, orders and directions which the Bank may think expedient.
14.	ATTORNEY
14.1	The Company hereby, by way of security, irrevocably appoints the Bank and separately every Receiver of the Charged Assets or any part thereof appointed hereunder and every such delegate (or sub-delegate) as aforesaid to be its attorney and on its behalf and in its name, or otherwise to execute and do all such assurances, acts and things which the Company ought to do under the covenants and provisions contained in this Deed but has failed to do so and generally, on its behalf and in its name, to exercise all or any of the powers, authorities and discretions conferred by or pursuant to this Deed or by the Act, on the Bank or any such Receiver, delegate or sub-delegate and (without prejudice to the generality of the foregoing) to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it or he may deem proper in or for the purpose of exercising any of such powers, authorities and discretions. The provisions of this clause 14.1 shall take effect from the occurrence of an Enforcement Event.
14.2	The Company hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Clause 14.1 shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions and to do all deeds, instruments, mortgages and things as may be, or as the Bank or any Receiver may consider to be, requisite for carrying out any obligation imposed on the Company under Clause 13 above, or for enabling the Bank to exercise their/its power of sale or for carrying any such sale or other disposal made under such power into effect by executing instruments of transfer (or completing partially completed instruments executed by the Company).
15.	PROTECTION FOR THIRD PARTY PURCHASERS

No person dealing with the Bank or with any Receiver or with any such delegate or sub-delegate as aforesaid shall be concerned to enquire whether any event has happened upon which any of the powers, authorities and discretions conferred by or pursuant to this Deed in relation to the Charged Assets or any part thereof are or may be exercisable by the Bank or by any Receiver, delegate or sub-delegate or otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such powers, and all the protection to purchasers contained in Sections 21 and 22 of the Act shall apply to any person purchasing from, or dealing with, the Bank or any Receiver, delegate or sub-delegate in like manner as if the statutory powers of sale and of appointing a Receiver in relation to the Charged Assets had not been varied or extended by these presents.
16.	FURTHER PROTECTION

In addition to all other protection afforded by law, any person dealing with the Bank or any Receiver or any delegate (or sub-delegate) as aforesaid shall be entitled and bound to assume without enquiry that some monies are owing on the security hereof and have become payable.
17.	ADDITIONAL AND CONTINUING SECURITY
17.1	This security shall be in addition to and shall not prejudice, or be prejudiced by, any other security, right, remedy or lien which the Bank may now, or at any time hereafter, have or hold for all or any of the Secured Obligations.

17.2	This security shall be a continuing security to the Bank for all debts and liabilities owing by, and obligations from time to time of, the Company to the Bank and shall not be considered as satisfied or discharged by any intermediate payment or satisfaction of the whole or any part of the debts or liabilities or obligations hereby secured.

18.	NEW ACCOUNT AND SET-OFF
18.1	If the Bank receives notice (whether actual or otherwise) of any subsequent charge or other interest affecting the Charged Assets or any part thereof to which it has not consented, the Bank may forthwith open a new account or accounts for the Company, and if the Bank does not open a new account it shall nevertheless be treated as if it had done so at the time of receipt (or deemed receipt) of such notice, and as from that time all monies paid by the Company shall be credited or be treated as having been credited to the new account and shall not operate to reduce the amount due to the Bank by the Company at the time of receipt (or deemed receipt) of such notice, and furthermore the Bank may forthwith discontinue any guarantee or any other facility given or granted on the account of the Company.

18.2	The Bank shall have, in addition to any general lien or similar right (if any) to which it may be entitled by law, the right at any time or times and without notice to the Company after demand has been made hereunder on or after the occurrence of an Enforcement Event to combine or consolidate all or any of the then existing accounts (including accounts in the name of the Bank) of the Company with it and/or set-off or transfer any sum or sums standing to the credit of any one or more of such accounts (whether subject to notice or restriction on availability or not and whether denominated in Euro or in a foreign currency) in or towards satisfaction of any of the liabilities of the Company to the Bank on any other account or in any other respect whether such liabilities be actual contingent primary collateral several or joint. In the case of all accounts (whether denominated in Euro or in a foreign currency) the Bank may elect to convert all or any of such accounts (in whole or in part) into the currency or currencies of the whole or any part of the liability of the Company and the rate of exchange shall be the Bank’s spot rate for the currency in question prevailing at or about 11.00 am on the date the Bank exercises its rights hereunder.
19.	VARIATION

The Bank may in its discretion grant time or other indulgence or make any other arrangement variation or release with any person or persons (whether or not a party hereto and whether or not such person or persons are jointly and/or severally liable with the Company) in respect of the Secured Obligations or of any other security therefor without prejudice either to this security or to the liability of the Company for the Secured Obligations.
20.	BENEFIT OF DEED

This Deed shall remain enforceable, valid and binding for all purposes notwithstanding any change in the name of the Bank or its absorption of, or by, or amalgamation or consolidation with, any other company or any change in the constitution of the Bank, their successors or assigns or the company by which the business of the Bank may from time to time be carried on and shall be available to such successors, assigns or company carrying on that business for the time being.

21.	NOTICES
21.1	Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by facsimile or letter.

21.2	Any communication or document to be made or delivered by one person (the “Sender”) to another (the “Addressee”) pursuant to this Deed shall (unless the Addressee has by fifteen days’ prior written notice to the Bank specified another address) be made or delivered to the Addressee at the address hereinbefore specified and shall be deemed to have been made or delivered when despatched (in the case of any communication made by facsimile) or (in the case of any communication made by letter) when left at that address or (as the case may be) two days after being deposited in the post (postage prepaid) in an envelope addressed to the Addressee at that address Provided that any communication or document to be made or delivered to the Bank shall be effective only when received by the Bank.
22.	FOREIGN CURRENCY
22.1	All monies received or held by the Bank or by a Receiver under this Deed may from time to time after demand has been made be converted into such other currency as the Bank or the Receiver considers necessary or desirable to cover the obligations and liabilities of the Company in that currency at the then prevailing spot rate of exchange of the Bank (as conclusively determined by the Bank) for purchasing the currency to be acquired with the existing currency.

22.2	If and to the extent that the Company fails to pay the amount due on demand the Bank may in its absolute discretion without notice to the Company purchase at any time thereafter so much of a currency as the Bank considers necessary or desirable to cover the obligations and liabilities of the Company in such currency at the then prevailing spot rate of exchange of the Bank (as conclusively determined by the Bank) and the Company hereby agrees to indemnify the Bank against the full price (including all costs, charges and expenses) paid by the Bank.

22.3	The Company shall be obliged to pay to the Bank the full amount of the Secured Obligations in the currencies in which they are denominated. No payment to the Bank (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Company in respect of which it was made unless and until the Bank shall have received payment in full in the currency in which such obligation or liability was incurred and to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency the Bank shall have a further separate cause of action against the Company and shall be entitled to enforce the security hereby created to recover the amount of the shortfall. Interest shall accrue on the amount of the shortfall at the Default Rate until the same has been discharged in full.

23.	MERGER
23.1	Nothing contained in this Deed shall operate so as to merge or otherwise prejudice or affect any bill note guarantee mortgage or other security or any contractual or other right which the Bank may at any time have for the Secured Obligations or any right or remedy of the Bank thereunder and any receipt release or discharge of the security provided by or of any liability arising under this Deed shall not release or discharge the Company from any liability to the Bank for the same or any other indebtedness which may exist independently of this Deed.

23.2	Where the security hereby given initially takes effect as a collateral or further security then notwithstanding any receipt release or discharge endorsed on or given in respect of or under the principal security to which this Deed operates as a collateral or further security the security hereby provided shall in respect of any money or liabilities or other sums which were originally intended to be secured be an independent security for any such money or liabilities or other sums.

23.3	The Bank may in its absolute discretion at all times pending the payment to the Bank of the whole of the Secured Obligations place and keep to the credit of a separate or suspense account any money received by the Bank by virtue of the security created hereunder by the Company for so long and in such manner as the Bank may determine without any obligation to apply the same or any part thereof in or towards the discharge of the Secured Obligations.

23.4	The Bank may apply allocate or appropriate the whole or any part of any payment made by the Company hereunder and any moneys received by the Bank from any Receiver or Receivers appointed by the Bank hereunder or the proceeds of realisation of any part of the Charged Assets to such part or parts of Secured Obligations as the Bank may in its sole discretion think fit to the entire exclusion of any right of the Company to do so.
24.	GOVERNING LAW
24.1	This security shall be governed by, and construed in accordance with, the laws of Ireland.

24.2	The Company irrevocably agrees for the exclusive benefit of the Bank that any legal action or proceedings (“Proceedings”) brought against it with respect to this Deed may be brought in the High Court in Ireland or such other competent Court of Ireland as the Bank may elect and the Company waives any objection to Proceedings in such courts whether on the grounds of venue or on the ground that proceedings have been brought in any inconvenient form. The Company undertakes to enter an unconditional appearance within 14 days after the completion of any service of process in any Proceedings. The Company hereby consents to the service by post of any process issued in that jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law.

24.3	Nothing in this Clause shall limit the right of the Bank to take Proceedings to any other court or competent jurisdiction nor shall the taking of Proceedings in any or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).
25.	GENERAL
25.1	A waiver of any breach of any of the terms, provisions or conditions of this Deed or the acquiescence in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term provision or condition or of any subsequent act contrary thereto. The rights and remedies provided in this Deed are cumulative and not exclusive to any rights or remedies provided by law.

25.2	These presents shall bind the Company’s successors but shall not be assigned by it. The Bank shall have a full and unfettered right to assign or transfer all or any part of their rights and/or obligations under this Deed and any assignee or other successor shall be entitled to enforce and proceed with this security in the same manner as if named herein. The Bank shall be entitled to impart to any potential assignee, successor or participant such information about the Company and this Deed as the Bank shall consider appropriate.

25.3	Each of the provisions of this Deed is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

25.4	This Deed may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.
26.	ASSENT TO CHARGE
26.1	The Company hereby assents to the registration as burdens on the folio of any registered land referred to in Clause 3 of which it is the registered owner:-
(i)	of the fixed or specific charge hereby created on the said land;

(ii)	on crystallisation of the floating charge, of such crystallised charge; and

(iii)	of the power of any Receiver appointed hereunder to charge the said land.
26.2	The address of the Bank in the State for the service of notices and its description are Lower Baggot Street, Dublin 2, Financial Institution.
27.	LAND ACT CERTIFICATE

The Bank hereby certifies that it is a qualified person for the purposes of Section 45 of the Land Act, 1965.

SCHEDULE
The Mortgaged Property
ALL THAT AND THOSE the property comprised in Folio 13747L County Cork.

IN WITNESS whereof this Deed has been executed on the day and year first herein written.
/s/ Timothy V. Crean
Timothy V. Crean
Director
/s/ Eamonn Reardon
Eamonn Reardon
Secretary
PRESENT when the common seal of
SIFCO TURBINE COMPONENTS LIMITED
was affixed hereto
in the presence of:-
SIGNED by
for and on behalf of
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
in the presence of:-